UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2015

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35547	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024,

Chicago, Illinois 60654

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 506-1200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry Into a Material Definitive Agreement

On September 30, 2015, Allscripts Healthcare Solutions, Inc. (the “Company”) and Allscripts Healthcare, LLC (“Allscripts Healthcare”) entered into a Replacement Facility Amendment the (“Replacement Facility Amendment”) to the Credit Agreement, dated as of June 28, 2013, as amended on June 8, 2015 (the “Existing Credit Agreement”, and, as amended by the Replacement Facility Amendment, the “Amended Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), the several banks and other financial institutions or entities from time to time party thereto, and Fifth Third Bank, KeyBank National Association and SunTrust Bank, as syndication agents. The Amended Credit Agreement provides for a $250 million senior secured term loan (an increase from the $225 million term loan provided under the Existing Credit Agreement) (the “Term Loan”) and a $550 million senior secured revolving facility (an increase from the $425 million revolving facility provided under the Existing Credit Agreement) (the “Revolving Facility”), each with a five year term. The Term Loan is repayable in quarterly installments commencing on December 31, 2015. A total of up to $50 million of the Revolving Facility is available for the issuance of letters of credit, up to $10 million of the Revolving Facility is available for swingline loans, and up to $100 million of the Revolving Facility could be borrowed under certain foreign currencies. Proceeds from the borrowings under the Amended Credit Agreement were used for the refinancing of loans under the Existing Credit Agreement. As of September 30, 2015, approximately $130.1 million was outstanding under the Revolving Facility.

The proceeds of the Revolving Facility can be used to finance the Company’s working capital needs and for general corporate purposes, including, without limitation, financing of permitted acquisitions, and for share repurchases. The Company is also permitted to add one or more incremental revolving and/or term loan facilities in an aggregate amount of up to $300 million, subject to certain conditions (an increase from the $250 million incremental facility permitted under the Existing Credit Agreement).

Borrowings under the Amended Credit Agreement bear interest, at the Company’s option, at a rate per annum equal to either (1) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities and mandatory costs, if any) for deposits in the applicable currency for a period equal to one, two, three or six months or, with respect to loans under the Revolving Facility denominated in United States dollars, subject to availability to all affected lenders, 7 days (as selected by the Company), appearing on pages LIBOR01, LIBOR02, EURIBOR01, as applicable, or other page displaying such rate for such currency of the Reuters Screen (the “Eurocurrency Rate”) plus the applicable margin or (2) the highest of (a) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City, (b) the federal funds effective rate from time to time plus 0.5%, and (c) the Eurocurrency Rate for United States dollars for a one month interest period plus 1.0% (the “Base Rate”), plus, in each case, the applicable margin.  The initial applicable interest rate margin for Base Rate borrowings is 1.25%, and for Eurocurrency Rate borrowings is 2.25%.  On and after September 30, 2015, the interest rate margins will be determined from a pricing table and will depend upon the Company’s total leverage ratio.  The applicable margins for Base Rate borrowings under the Amended Credit Agreement range from 0.00% to 1.25% depending on the Company’s total leverage ratio (a decrease from the 0.50% to 1.75% range provided under the Existing Credit Agreement). The applicable margins for Eurocurrency Rate loans range from 1.00% to 2.25%, depending on the Company’s total leverage ratio (a decrease from the 1.50% to 2.75% range provided under the Existing Credit Agreement).

Subject to certain agreed upon exceptions, all obligations under the Company’s senior secured credit facilities remain guaranteed by each of the Company’s existing and future direct and indirect material domestic subsidiaries, other than Coniston Exchange LLC and certain domestic subsidiaries owned by the Company’s foreign subsidiaries (the “Guarantors”) pursuant to a Guarantee and Collateral Agreement, dated as of June 28, 2013 (the “Guarantee and Collateral Agreement”), among the Company, Allscripts Healthcare and certain other subsidiaries party thereto, and the Administrative Agent.

The obligations of the Company and each Guarantor under the Company’s senior secured credit facilities, any swap agreements and any cash management arrangements provided by any lender, remain secured, subject to permitted liens and other agreed upon exceptions, by a perfected first priority security interest in all of the tangible and intangible assets (including, without limitation, intellectual property, material owned real property and all of the capital stock of each Guarantor and, in the case of foreign subsidiaries, up to 65% of the capital stock of first tier material foreign subsidiaries) of the Company and the Guarantors.

Similar to the Existing Credit Agreement, pursuant to the Amended Credit Agreement, subject to certain exceptions, the Company will be required to prepay the Term Facility: (i) with 100% of the net cash proceeds received from the incurrence of certain indebtedness for borrowed money; (ii) with 100% of the net cash proceeds of the sale of any assets in excess of $5 million outside the ordinary course of business (including, without limitation, insurance and condemnation proceeds) in any fiscal year, subject to reinvestment rights; and (iii) with 50% of the Company’s excess cash flow for each fiscal year, beginning with the 2015 fiscal year, minus any voluntary prepayments of the Term Loan during such fiscal year. No prepayments under clauses (ii) or (iii) above will be required to the extent that the Company’s senior secured leverage ratio is less than 2.5 to 1.0. The Company will be permitted to voluntarily prepay outstanding loans under the Company’s senior secured credit facilities, in whole or in part, at the Company’s option, in certain minimum amounts.

The Amended Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability to:

•	incur indebtedness (including guarantee obligations);
•	create liens on and sell assets;
•	engage in mergers or consolidations;
•	declare dividends and other payments in respect of the Company’s capital stock, prepay subordinated indebtedness and prepay and repurchase convertible securities;

•

make investments, loans, advances and guarantees. The Company’s ability to make certain permitted acquisitions and investments pursuant to the Amended Credit Agreement has increased when compared to the provisions of the Existing Credit Agreement.  Subject to certain limitations, the Company is permitted to make permitted acquisitions with a total consideration not to exceed $150 million during any four fiscal quarter period or without limit on total consideration when the Company’s pro forma senior leverage ratio is less than 3.00: 1.00 (compared to $100 million during the term of the Existing Credit Agreement or without limit on total consideration when the Company’s pro forma senior leverage ratio is less than 2.75: 1.00).  The Company may make certain other investments not to exceed $75 million in any calendar year or $375 million over the term of the Amended Credit Agreement (compared to $75 million during the term of the Existing Credit Agreement);

•	engage in transactions with affiliates;
•	enter into sale and leaseback transactions and swap transactions; and
•	change lines of business.

In addition, the Company’s senior secured credit facilities generally require the Company to maintain a minimum interest coverage ratio of 4.0 to 1.0, a maximum total leverage ratio of 4.0 to 1.0 and a maximum senior secured leverage ratio of 3.0 to 1.0. The Amended Credit Agreement also provides that during the four quarter period following acquisitions that are permitted by the Amended Credit Agreement, financed in whole or in part with indebtedness and the consideration paid by the Company is $100 million or more, the Company is required to maintain a maximum total leverage ratio and the maximum senior secured leverage ratio of 4.5 to 1.0 and 3.25 to 1.0, respectively. The total leverage ratio is calculated by dividing total indebtedness by earnings before interest expense, income tax expense, depreciation and amortization expense, subject to various agreed upon adjustments. Subject to certain limitations, the Company is permitted certain additional adjustments to earnings under the Amended Credit Agreement for costs savings, operating expense reductions and cost synergies expected to be realized in connection with permitted acquisitions. The senior secured leverage ratio is calculated by dividing senior secured indebtedness by earnings before interest expense, income tax expense, depreciation and amortization expense, subject to various agreed upon adjustments. The minimum interest coverage ratio is calculated by dividing earnings before interest expense, income tax expense, depreciation and amortization expense by cash interest expense, subject to various agreed upon adjustments.

The Company’s Amended Credit Agreement also contain certain customary events of default similar to those in the Existing Credit Agreement, including relating to non-payment, breach of covenants, cross-default, bankruptcy and change of control.

The Administrative Agent, the other agents and the lenders under the Amended Credit Agreement have provided in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for the Company and its affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

The foregoing summary of the Replacement Facility Amendment and the Amended Credit Agreement is qualified in its entirety by the terms and conditions of the Replacement Facility Amendment which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

10.1

Replacement Facility Amendment, dated as of September 30, 2015, among Allscripts Healthcare Solutions, Inc., Allscripts Healthcare, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.
Date: October 2, 2015
	By:	/s/ Brian P. Farley
Brian P. Farley Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1

Replacement Facility Amendment, dated as of September 30, 2015, among Allscripts Healthcare Solutions, Inc., Allscripts Healthcare, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent